CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to Registration Statement No. 033-36065 on Form N-1A (the “Registration Statement”) of our report dated February 3, 2012, relating to the financial statements and financial highlights of the Parnassus Income Funds, comprised of Parnassus Equity Income Fund and Parnassus Fixed-Income Fund, appearing in the Annual Report on Form N-CSR of the Parnassus Income Funds for the year ended December 31, 2011, and to the reference to us under the headings “Financial Highlights” and “General Information” in the Prospectus and “Independent Registered Public Accounting Firm” and “General” in the Statement of Additional Information, which is part of such Registration Statement.

April 24, 2012